Exhibit 10.30

AGREEMENT OF LEASE

between

450 SENTRY PARKWAY ASSOCIATES

a Pennsylvania limited partnership,

acting by and through its General Partner,

AK Real Estate Corp., Landlord

and

VIRAL GENOMIX, INC. d/b/a

VGX PHARMACEUTICALS, Tenant

1.	Reference Data	3
2.	Demise	4
3.	Construction by Landlord	5
4.	Term	6
5.	Holding Over	6
6.	Base Rent and Additional Rent	6
7.	Security Deposit	8
8.	Landlord’s Services	8
9.	No Other Services by Landlord	10
10.	Insurance	10
11.	Casualty	12
12.	Condemnation	12
13.	Tenant’s Fixtures	13
14.	Alterations	13
15.	Mechanics’ Liens	14
16.	Use of Premises	14
17.	Rules and Regulations	15
18.	Governmental Regulations	15
19.	Signs	15
20.	Landlord’s Entry	16
21.	Indemnification	16
22.	Curing Tenant’s Defaults	16
23.	Default	17
24.	Quiet Enjoyment	21
25.	Assignment and Subletting	21
26.	Subordination	22
27.	Tenant’s Certificates	23
28.	Acceptance; Surrender	23

29.	Option to Renew	24
30.	Notices	24
31.	Broker	24
32.	Definition of Parties	24
33.	Entire Agreement; Interpretation	25
34.	Waiver of Jury Trial	25

AGREEMENT OF LEASE made this 21st day of January, 2005, by and between 450 SENTRY PARKWAY ASSOCIATES, a Pennsylvania limited partnership, acting by and through its General Partner, AK Real Estate Corp. (“Landlord”), party of the first part, and VIRAL GENOMIX, INC. d/b/a VGX PHARMACEUTICALS, a Delaware corporation, (“Tenant”), party of the second part.

WITNESSETH THAT, for and in consideration of the rents, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.                                       Reference Data.  As used in this Lease, the following terms shall be defined as indicated and refer to the data set forth in this Section 1.

LANDLORD’S ADDRESS:	550 Township Line Road, Suite 500
Blue Bell, PA 19422
FAX (610) 825-6858
E-mail: jim@kilduffco.com, cc: patp@kilduffco.com

TENANT’S ADDRESS:	3701 Market Street, 4th Floor
Philadelphia, PA 19104
FAX (215) 966-6101
E-mail: shine@vgxp.com

After the Commencement Date, at the Premises.

PREMISES:

that 7,050 SF+ rentable square foot portion (“Premises”) of the first floor of the 37,417 square foot building (“Building”) owned by Landlord on a parcel of land containing approximately 5 acres (the “Land”) located at 450 Sentry Parkway, Blue Bell, Whitpain Township, Montgomery County, Pennsylvania (the “Land”), as further identified in Exhibits “A” and “B” attached hereto and made a part hereof.  The Building and the Land are hereinafter collectively referred to as the “Property”.

TERM:	Five (5) years, unless sooner terminated, as herein provided.

SCHEDULED COMMENCEMENT DATE:                                                                 March 15, 2005

BASE RENT:	Year 1 $ 95,000	($ 7,916.67 per month)
	Year 2 $125,000	($10,416.67 per month)
	Year 3 $150,000	($12,500.00 per month)
	Year 4 $155,000	($12,916.67 per month)
	Year 5 $160,000	($13,333.33 per month)

The first monthly installment shall be paid upon the signing of this Lease.

LEASE YEAR:	Any twelve month period beginning on the Commencement Date or any anniversary thereof.

ADDITIONAL RENT:	Sums not including Base Rent which Tenant is obligated to pay to Landlord from time to time pursuant to the terms of this Lease.

SECURITY DEPOSIT:	$24,000.00

PERMITTED USES:	Tenant shall use and occupy the Premises for general office and laboratory uses and for no other purpose.

TENANT’S PROPORTIONATE SHARE:18.84% (determined by dividing the area of the Premises by the area of the Building).  For purposes of determining electric usage, Tenant’s Proportionate Share shall be determined by multiplying the electric bill by a fraction, the numerator of which is 7,050 and the denominator of which is the occupied area of the 25,417 square foot two-story section of the Building.  Tenant’s Proportionate Share of gas usage shall be determined by multiplying the first floor gas bill by a fraction, the numerator of which is 7,050 and the denominator of which is the occupied area of the 12,450 square foot first floor of the two-story section of the building.

2.                                       Demise.

Landlord hereby demises and lets to Tenant and Tenant hereby hires and leases from Landlord the Premises, TOGETHER WITH, appurtenant to the Premises, the right to use in common with Landlord and other tenants, occupants and visitors to the Building, the common driveways, parking lots, walkways and sidewalks on the Land and the lobbies, hallways, rest rooms, and other common facilities in the Building, for the Term and upon the conditions and limitations set forth herein.  This Lease shall not be binding upon Landlord unless Landlord’s mortgagee shall have approved this Lease within thirty (30) days from the date hereof.

3.                                       Construction by Landlord.

A.                                   Landlord shall repaint and carpet the Premises and construct and do such other work (collectively, the “Landlord’s Work”) in substantial conformity with Scheme 2 on the sketch plan attached hereto as Exhibit “C”, which has been initialed by the parties and which is incorporated herein by reference.

B.                                     If Landlord deems any changes, additions or alterations in the Space Plan necessary in connection with the construction of the Premises, such /changes, additions or alterations shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed and shall be deemed to be given if not disapproved in writing within seven (7) days after Landlord’s submission of the same to Tenant.  Any dispute as to the content of such changes, additions or alterations may, at the option of either party hereto, be conclusively determined by the independent architect or engineer retained by Landlord for the construction of the Building.

C.                                     The Premises shall be substantially completed on or before the Scheduled Commencement Date, provided that the Scheduled Commencement Date shall be extended for the time equivalent to any time lost by Landlord due to strikes, labor disputes, governmental restrictions or limitations, scarcity of or inability to obtain labor or materials, accidents, fire or other casualties, weather conditions, current Tenant’s failure to vacate when anticipated, or any cause similar to or dissimilar to the foregoing beyond the reasonable control of Landlord.  All the aforesaid work shall be done in compliance with applicable laws and lawful ordinances.

D.                                    Landlord will remove any furniture that Tenant does not use.

E.                                      Landlord shall be responsible to make any repairs necessitated by defective workmanship or materials in the aforesaid work, provided that such defect appears and Tenant gives Landlord written notice thereof during the first 365 days of the Term.

4.                                       Term.  The Term shall commence on the earlier of (the “Commencement Date”):  (a) the date when Tenant, with Landlord’s consent, assumes possession of the Premises or any part thereof, or (b) the fifth consecutive business day following Landlord’s notice to Tenant that the Premises are substantially completed (provided that the Premises are, in fact, substantially completed).  The Premises shall be substantially completed when the construction work and other items of work for which Landlord is responsible under Section 3 hereof have been completed to the extent that the Premises may be fully occupied by Tenant for its Permitted Uses, subject only to completion of minor finishing and adjustment of equipment.  If Commencement Date shall fall on a day other than the first day of a calendar month, the Term shall be increased by the number of days remaining in such calendar month.  The commencement and expiration dates of the Term, when determined as above provided, shall be confirmed by an addendum to this Lease.

5.                                       Holding Over.  This Lease shall expire absolutely and without notice on the last day of the Term, provided that if Tenant, with the prior written consent of Landlord, retains possession of the Premises or any part thereof after the termination of this Lease by expiration of the Term or otherwise, a month-to-month tenancy shall be deemed to exist, and Tenant shall continue to pay the Base Rent and Additional Rent due hereunder.  If such holding over exists without Landlord’s prior written consent, Tenant shall pay Landlord, as partial compensation for such unlawful retention, an amount calculated on a per diem basis for each day of such continued unlawful retention, equal to 200% of the Base Rent for the time Tenant thus remains in possession.  Such payments for unlawful retention shall not limit any rights or remedies of Landlord resulting by reason of the wrongful holding over by Tenant or create any right in Tenant to continue in possession of the Premises.

6.                                       Base Rent and Additional Rent.

A.                                   Tenant shall pay to Landlord during the Term the Base Rent, without notice or demand, in the monthly installments specified in Section 1, in advance on the first day of each calendar month of the Term, at Landlord’s principal office as indicated in Section 1 above.  The first month’s installment of Base Rent shall be payable upon the execution of this Lease.  If the Term commences other than on the first day of a calendar month, then the installment of Base Rent for the first calendar month of the Term shall be adjusted proportionately, and the aforesaid first installment paid by Tenant upon the execution of this Lease shall be initially applied to the first partial month of the Term, and the balance to the next month.

B.                                     Within ninety (90) days of the end of each calendar year, Landlord shall determine its costs for the services provided in accordance with Section 8 hereof for the preceding calendar year (“Annual Operating Expenses”) and shall provide Tenant with a copy of such statement.  The Annual Operating Expenses so determined for the 2005 calendar year shall constitute the “Base Year Operating Expenses”.  Should Landlord’s Annual Operating Expenses for any successive calendar year during the Term of this Lease exceed its Base Year Operating Expenses, Tenant shall pay to Landlord, as Additional Rent, upon receipt of Landlord’s statement, its proportionate share of such excess.

C.                                     Base Rent, Additional Rent and all other sums payable by Tenant to Landlord hereunder shall be paid, without set-off or deduction, in lawful currency of the United States of America to Landlord at the address set forth in Section 1 hereof, or at such other address as Landlord may from time to time designate in writing to Tenant.  In order to partially compensate Landlord for the extra expense incurred in the handling of delinquent payments, Tenant agrees to pay Landlord a late charge equal to the product obtained by multiplying each installment of Base Rent or Additional Rent not paid by its due date by five percent (5%) (the “Default Rate”).

D.                                    Notwithstanding the foregoing, “Operating Expenses” shall not include expenditures for any of the following:

(i)                                     The costs for alterations or additions which are considered capital improvements or replacements under generally accepted accounting principles,

Repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, to the extent that Landlord shall receive proceeds of such insurance,

Repairs for which Landlord is responsible pursuant to Section 11 below, and work for which Landlord is responsible under Section 3 above,

Repairs or rebuilding necessitated by condemnation,

Depreciation and amortization of the Building,

The salaries and benefits of executive officers of Landlord, if any,

Net income, franchise or capital stock taxes payable by Landlord,

Interest on debt or amortization or principal on any mortgage or other obligations of Landlord.

Items of Operating Expense which are not exclusively incurred with respect to the Building by reason of the nature of the items or otherwise shall be equitably allocated by Landlord among the buildings to which the same relate or for whose benefit the same have been incurred, and only the portion allocated to the building shall be included in calculating the Operating Expense for the Building.

7.                                       Security Deposit.  Upon the date hereof Tenant shall pay to Landlord a security deposit in the amount set forth in Section 1 hereof which Landlord will hold as security for the faithful performance by Tenant of all its covenants and agreements under this Lease, but in no event shall Landlord be obliged to apply same to rents or other charges in arrears or damages for Tenant’s default hereunder, but Landlord may so apply the security deposit at its option.  Landlord’s right to possession of the Premises for Tenant’s default or any other reason shall not be affected by the fact that Landlord holds said security deposit.  The security deposit, if not so applied by Landlord, shall be returned to Tenant within sixty (60) days after this Lease terminates, provided that Tenant shall have vacated the Premises and delivered the same to Landlord, as herein provided.  In the event of any transfer of Landlord’s interest in the Premises, Landlord shall have the right to transfer its interest in the security deposit, whereupon Landlord shall be released of all liability with respect to such security deposit, and Tenant shall look solely to such transferee for the return of the same.

8.                                       Landlord’s Services.  So long as Tenant is not in default hereunder, Landlord shall:

A.                                   Arrange for all required utility services to the Premises; provided, however, that Landlord shall not be liable to Tenant for any loss or damage arising from interruption in such utility services.  It is expressly understood and agreed by the parties hereto that Tenant shall be responsible for payment of the cost of all gas and electricity consumed on the Premises.

B.                                     Clean or cause the Premises and Building to be kept clean to the standards of a first-class suburban office building, provided the same are kept in order by Tenant.

C.                                     Pay all real estate taxes and other taxes or charges levied in lieu of such taxes, general and special public assessments, charges imposed by any governmental authority pursuant to anti-pollution or environmental legislation, taxes on the rentals of the Building or the use, occupancy or renting of space therein.

D.                                    Pay all premiums and fees for fire and extended coverage insurance, insurance against loss of rentals for space in the Building and public liability insurance.

E.                                      Pay all water and sewer service charges, electricity, heat and other utility charges not separately metered to tenants in the Building.

F.                                      Provide for snow and trash removal and maintenance and repair of parking lots and sidewalks, lawn and general grounds upkeep, and the costs of all labor, material and supplies incidental thereto.

G.                                     Make all repairs necessary to maintain the plumbing and electrical systems, windows, floors (excluding carpeting),  roof, common areas and all other items which constitute a part of the Premises and the Building and are installed or furnished by Landlord, except repairs to Tenant’s trade fixtures and property and installations which Tenant is obligated to make or which were performed by Landlord at Tenant’s request; provided, however, that Landlord shall not be obligated for any of such repairs until the expiration of a reasonable period of time after written notice from Tenant that such repair is needed.  In no event shall Landlord by obligated under this paragraph to repair any damage caused by any act, omission or negligence of Tenant or its employees, agents, invitees, licensees, subtenants, or contractors.

Tenant shall keep clean and otherwise take good care of the Premises and the fixtures and appurtenances therein.  Tenant shall, at its sole cost and expense, repair and replace all damage or injury to the Premises and the Building and to fixtures and equipment caused by Tenant or its employees, agents, invitees, licensees, subtenants, or contractors, or as the result of all of any of them moving in or out of the Building or by installation or removal of furniture, fixtures or other property, which repairs and replacements shall be in quality and class equal to the original work or installations.  If Tenant fails to make such repairs or replacements, the same may be made by Landlord and such expense shall be collectible as Additional Rent and paid by Tenant within fifteen (15) days after rendition of a bill therefor.

Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or the Building or to any appurtenances or equipment therein.  Except as expressly provided in Sections 11 and 12 hereof, there shall be no abatement of rent because of such repairs, alterations, additions or improvements.

9.                                       No Other Services by Landlord.

Landlord shall not be required to render any services to Tenant or to make any repairs or replacements to the Premises, except as provided in Sections 3, 8, 11 and 12 hereof.

10.                                 Insurance.

A.                                   Tenant, at Tenant’s expense, shall maintain in effect throughout the Term, through insurance carriers reasonably satisfactory to Landlord, insurance against claims for personal injury (including death) and property damage, under a policy of general public liability insurance, in amounts not less than $1,000,000 combined single limit in respect of bodily injury (including death) and $100,000 for property damage.  The insurance policy shall name both Landlord and Tenant as insured parties.

B.                                     Tenant shall, at its own expense, maintain fire and comprehensive casualty insurance of adequate amounts with respect to its own fixtures, merchandise, equipment and other property contained in the Premises, it being understood that all merchandise, furniture, fixtures, effects and property of every kind of Tenant which may be in the Premises, or the Building or on the Land shall be at the sole risk and hazard of Tenant.

C.                                     Prior to the commencement of the Term, Tenant shall provide Landlord with certificates of the insurance policies herein required of Tenant.  All policies shall provide that coverage thereunder may not be reduced or terminated without at least thirty (30) days prior written notice to Landlord.  Tenant shall furnish to Landlord throughout the Term replacement certificates at least thirty (30) days prior to the expiration date of the then current policies and, upon request of Landlord, shall supply to Landlord copies of all policies herein required of Tenant.

D.                                    Landlord shall maintain and keep in effect throughout the Term of this Lease insurance against loss or damage to the building by fire and such other casualties as may be included within either fire and extended coverage insurance or all-risk insurance and such other insurance as Landlord may desire or as may reasonably be required from time to time by any mortgagee.

E.                                      Each of the parties hereto hereby releases the other from liability for injury, loss or damage which may be inflicted upon the property of such party, even if such liability results from the negligence of the other party; provided, however, that this release shall be effective only (i) during such time as the applicable insurance policy carried by such party names the other party as a co-insured or contains a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder, and (ii) to the extent of the coverage of such policy.  If any policy does not permit such a waiver, and if the party to benefit therefrom requests that such a waiver be obtained, the other party agrees to obtain an endorsement to its insurance policies permitting such waiver of subrogation, if available, and if an additional premium is charged for such waiver, the party benefiting therefrom shall pay same promptly upon being billed therefor.

11.                                 Casualty.

A.                                   If the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord shall repair the damaged portions of the Premises (but not any of the Tenant’s property therein or improvements or alterations made by the Tenant), except that if, in Landlord’s reasonable judgment, the damage would require more than sixty days work to repair, or if the insurance proceeds (excluding rent insurance) which Landlord anticipates receiving must be applied to repay any mortgages encumbering the Building or are otherwise inadequate to pay the cost of such repair, then Landlord shall have the right to terminate this Lease by so notifying Tenant, which notice shall specify a termination date not less than fifteen (15) days after its transmission.  If Landlord is so required to repair, the work shall be commenced promptly and completed with due diligence, taking into account the time required by Landlord to effect a settlement with, and procure insurance proceeds from, the insurer, except for delays due to governmental regulation, scarcity of or inability to obtain labor or materials, or causes beyond Landlord’s reasonable control.

B.                                     During the period when Tenant shall be deprived of possession of the Premises by reason of such damage, Tenant’s obligation to pay Base Rent under Section 6 shall abate as of the date of the casualty in the proportion which the damaged area of the Premises bears to the entire Premises.

C.                                     If Landlord does not restore the Premises or the affected portion to tenantability within one hundred eighty (180) days after such casualty (provided that the nature of the damage is such that it reasonably could be repaired within one hundred eighty [180] days after commencement of work), or so commences restoration and pursues the same with due diligence if restoration cannot be completed within such one hundred eighty (180) days, Tenant may then terminate this Lease, retroactive to the date of casualty; provided, however, such one hundred eighty (180) day period shall be extended by causes delaying the work of restoration which are beyond Landlord’s reasonable control.

12.                                 Condemnation.

A.                                   If all or a substantial portion of the Premises is taken through the exercise of the power of eminent domain, this Lease shall terminate on the date when possession of the Premises is required by the condemning authority.  If only part of the

Premises is taken, then (i) if the condemnation award is insufficient to restore the remaining portion of the Premises or if such award must be applied to repay any mortgages encumbering the Premises, or (ii) if a substantial portion of the Premises is so taken, and it is commercially impossible for Tenant to continue its business within the Premises, then Landlord in the case of (i) above and Tenant in the case of (ii) above shall have the right to terminate this Lease on the date when the condemned portion of the Premises is required to be delivered to the condemning authority, which right shall be exercisable by the exercising party so notifying the other party no later than thirty (30) days prior to such date.

B.                                     If this Lease is not so terminated after a partial condemnation, then after the date when the condemned portion of the Premises is delivered to the condemnor, the Base Rent shall be reduced effective as of the date of delivery in the proportion which the condemned area bears to the entire area of the Premises.

C.                                     Tenant shall have the right to claim against the condemnor only for removal and moving expenses and business dislocation damages which may be separately payable to tenants in general under Pennsylvania law, provided such payment does not reduce the award otherwise payable to Landlord.  Subject to the foregoing, Tenant hereby waives all claims against Landlord with respect to a condemnation, and hereby assigns to Landlord all claims against the condemnor including, without limitation, all claims for leasehold damages and diminution in the value of Tenant’s leasehold estate.

13.                                 Tenant’s Fixtures.  Tenant shall have the right to install trade fixtures, machinery and equipment (excluding alterations, improvements and additions which are governed by Section 14) required by Tenant or used by it in its business, provided that same do not impair the structural strength of the Building and further provided that such trade fixtures, machinery and equipment shall be limited to items normally used in an office/warehouse building.  Tenant shall remove all such trade fixtures, machinery and equipment prior to the end of the Term, and Tenant shall repair and restore any damage to the Premises caused by such installation or removal.

14.                                 Alterations.  Tenant shall not, without on each occasion first obtaining Landlord’s prior written consent, make any alterations, improvements or additions to the Premises, except that Tenant may, without the consent of Landlord but with prior written notice to Landlord, make minor improvements to the interior of the Premises provided that they do not impair the structural strength, operation or value of the Premises.

Tenant agrees to pay for such alterations, etc. and to indemnify, save and hold Landlord harmless from any cost, expense or liens arising in connection therewith.  All alterations, improvements and additions, except for minor alterations and improvements as aforesaid, upon completion of construction thereof, shall become part of the Premises and the property of Landlord without payment therefor by Landlord and shall be surrendered to Landlord at the end of the Term; provided, however, if so notified by Landlord at the time Tenant requests Landlord’s consent to such alterations, etc., Tenant shall, prior to the end of the Term, remove all such alterations and improvements, or the parts thereof specified by Landlord, from the Premises and shall repair all damage caused by installation and removal.  For purposes of this Section 14, “minor improvements” shall be defined as those improvements costing no more than $5,000.  Landlord acknowledges that Tenant will be setting up a laboratory in the Premises and Landlord shall consent to such improvements.

15.                                 Mechanics’ Liens.  Tenant shall not, in the making of any repairs or alterations pursuant to the provisions of Section 14 hereof, suffer or permit any mechanic’s, laborer’s or materialman’s lien to be filed against the Premises or any part thereof by reason of labor or materials supplied or claimed to have been supplied to Tenant; and if any such lien shall be filed, Tenant, within thirty days after notice of filing, shall cause it to be discharged of record (by payment, payment into court or bonding).

16.                                 Use of Premises.

A.  Tenant shall not commit or suffer any waste upon the Premises, or any nuisance or any other act which may disturb the quiet enjoyment of any other tenant in the Building.

B.  Tenant shall not dispose of, store, deposit, bury, dump, spill, leak, place, release or inject in the Building or on the Land any Hazardous Waste (as hereinafter defined) in any manner which would violate any of the Environmental Statutes (as hereinafter defined).  For purposes of this Lease, the term “Environmental Statutes” shall mean all federal, state or local laws, ordinances, rules, regulations or policies, now or hereafter existing, which govern or otherwise relate to the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of any hazardous waste as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9, 601 et seq.) (“CERCLA”) or

any other applicable federal, state or local statute.  For purposes of this Agreement, the term “Hazardous Waste” shall mean any flammable substance, explosive, radio active material, hazardous material, hazardous waste, toxic substance, pollutant, pollution or any related materials or substances specified in any of the Environmental Statutes, including, but not limited to, asbestos, PCBs and any “hazardous substance” as defined in CERCLA.

17.                                 Rules and Regulations.  Tenant covenants and agrees that Tenant, its employees, agents, invitees, licensees and other visitors, shall observe faithfully, and comply strictly with, such reasonable Rules and Regulations as Landlord or Landlord’s agents may, after notice to Tenant, from time to time adopt with respect to the Building.

18.                                 Governmental Regulations.  Tenant shall throughout the term of this Lease, at Tenant’s sole cost and expense, promptly comply with all laws and ordinances and notices, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof, and notices, orders, rules and regulations of the National Board of Fire Underwriters, or any other body now or hereafter constituted exercising similar functions, relating to the Premises, exterior as well as interior, foreseen or unforeseen, ordinary as well as extraordinary, or to the use or manner of use of the Premises, or to the fixtures and equipment thereof.  Without limiting the generality of the foregoing, Tenant shall keep in force at all times all licenses, consents and permits necessary for the lawful use of the Premises for the purposes herein provided and Tenant shall pay all personal property taxes, income taxes, license fees, and other taxes which are or may be assessed, levied or imposed upon Tenant in connection with Tenant’s operation of its business upon the Premises.  Tenant shall likewise observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Premises.

19.                                 Signs.  Except for signs which are located wholly within the interior of the Premises and which are not visible from the exterior of the Building, no signs shall be placed, erected or maintained at any place upon the Premises or the Building without the prior written consent of Landlord as to the size, location, content and illumination thereof.  Tenant shall have the right to use two-thirds of the area of the existing “Health Advocate” sign currently installed on the Land, substituting its own name thereon, so long as Whitpain Township shall permit Tenant’s use of the sign. Upon submission of its artwork to Landlord, Landlord shall endeavor to secure the required permit from Whitpain Township and, if approved and granted, shall have the new sign faces fabricated and installed by its vendor.  Any permitted signs shall be maintained by Tenant in good condition during the Term, and Tenant shall remove the same at the expiration or earlier termination of this Lease, repairing any damage caused by the installation and/or removal.

20.                                 Landlord’s Entry.  Landlord and its agents, contractors and invitees shall have the right to enter the Premises at all reasonable times to inspect the same, to exhibit same to prospective purchasers, tenants and mortgagees, and to make any necessary repairs thereto.  Landlord agrees not to unreasonably interfere with Tenant’s business operations in the Premises during such entry.  Landlord shall not be liable in any manner to Tenant by reason of such entry or the performance of repair work in the Premises and the obligations of Tenant hereunder shall not thereby be affected.

21.                                 Indemnification.

A.  The parties hereto shall each indemnify the other from and against any and all losses, costs (including reasonable counsel fees), claims, suits, actions and causes of action, whether legal or equitable, sustained or arising by reason of the indemnifying party’s default in any of its obligations hereunder, or of the fault or neglect of the indemnifying party or of the failure by the indemnifying party or any of its officers, agents, employees or invitees to fulfill any duty toward the public, or any person or persons whomsoever, which the indemnifying party, by reason of its occupancy or use of the Premises, may owe.

B.  Tenant shall protect, indemnify and save Landlord harmless from and against any and all liability, laws, damage, cost or expense that Landlord may suffer or incur as a result of any claims, demands, damages, losses, liabilities, costs, charges, suits, orders, judgments or adjudications asserted, assessed, filed or entered against Landlord by any third party, including any governmental authority, arising from the alleged deposit, storage, disposal, burial, dumping, injecting, spilling, leaking or other use, placement or release in, on or affecting the Building or the Land of a Hazardous Waste or otherwise arising from any other alleged violation of any of the Environmental Statutes, including, but not limited to, liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties, or liability for personal injury or property damage.

22.                                 Curing Tenant’s Defaults.  If Tenant shall default in performing any of its obligations hereunder, Landlord may (but shall not be so obliged), in addition to Landlord’s other rights and remedies and without waiver of such default, cure such default on behalf of Tenant, thereby entering and possessing the Premises if deemed necessary by Landlord, provided that Landlord shall have first given Tenant written notice of such default and Tenant shall have failed within fifteen (15) days following said written notice to cure or diligently to pursue the cure of said default (which notice and opportunity to cure shall not be required in case of emergency).  Tenant, upon demand of Landlord, shall reimburse Landlord for all costs (including reasonable counsel fees) incurred by Landlord with respect to such default, and, if Landlord so elects, Landlord’s efforts to cure the same, which costs shall be deemed Additional Rent hereunder.

23.                                 Default.

A.                                   If

(i)                                     Tenant fails to pay any installment of Base Rent when due and such failure continues for a period of five (5) days after notice by or on behalf of Landlord; provided, however, that Landlord need not give any such notice, and Tenant shall not be entitled to any such period of grace, more than twice in any twelve (12) month period,

(ii)                                  Tenant fails to pay any Additional Rent when due and such failure continues for a period of ten (10) days after written notice from Landlord,

(iii)                               Tenant abandons the Premises,

(iv)                              Tenant fails to observe or perform any of Tenant’s other obligations herein contained and such failure continues for more than fifteen (15) days after written notice from Landlord,

(v)                                 Tenant makes an assignment for the benefit of creditors,

(vi)                              Tenant commits an act of bankruptcy or files a petition or commences any proceeding under any bankruptcy or insolvency law,

(vii)                           a petition is filed or any proceeding is commenced against Tenant under any bankruptcy or insolvency law and is not dismissed within thirty (30) days,

(viii)                        Tenant is adjudicated a bankrupt,

(ix)                                a receiver or other official is appointed for Tenant or for a substantial part of Tenant’s assets or for Tenant’s interests in this Lease, or

(x)                                   any attachment or execution is filed or levied against a

substantial part of Tenant’s assets or Tenant’s interests in this Lease or any of Tenant’s property in the Premises, then, in any such event, an Event of Default shall be deemed to exist and Tenant shall be in default hereunder, and, at the option of Landlord:

a)                                      the balance of the Base Rent and all Additional Rent and all other sums to which Landlord is entitled hereunder shall be deemed to be due, payable and in arrears, as if payable in advance hereunder; or

b)                                     this Lease and the Term shall, without waiver of Landlord’s other rights and remedies, terminate without any right of Tenant to save the forfeiture.

Any acceleration of the rent by Landlord shall not constitute a waiver of any right or remedy of Landlord, and if Tenant shall fail to pay the accelerated rent upon Landlord’s demand, then Landlord may thereafter terminate this Lease, as aforesaid.  Immediately upon such termination by Landlord, Landlord shall have the right to recover possession of the Premises with or without legal process, breaking locks and replacing locks, and removing Tenant’s and any third party’s property therefrom, and making any disposition thereof as Landlord may deem commercially reasonable.

B.                                     Unless and until Landlord shall have terminated this Lease under subsection 23.A above, Tenant shall remain fully liable and responsible to perform all of the covenants and to observe all of the conditions of this Lease throughout the remainder of the Term; and, in addition, Tenant shall pay to Landlord, upon demand and as Additional Rent, the total sum of all costs, losses and expenses, including reasonable counsel fees, as Landlord incurs, directly or indirectly, because of any Event of Default having occurred.

At any time or from time to time after the repossession of the Premises or any part thereof, pursuant to subsection 23.A., whether or not the Term shall have been terminated pursuant to subsection 23.A., Landlord shall attempt to relet all or any part of the Premises for the account of Tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term) and on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its absolute discretion, may determine, but Landlord shall have no obligation to rent the Premises so long as Landlord (or any related entity) has other comparable vacant space available for leasing in the general geographical area of the Premises.  Upon each such reletting all rents received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorney’s fees and all costs of such alterations and repairs; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as it may become due and payable hereunder.  If such rentals received from such reletting during any month shall be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord.  Such deficiency shall be calculated and paid monthly.

The damages which Landlord shall be entitled to recover from Tenant in such case shall be the sum of:

i)                                         all Base Rent and Additional Rent accrued and unpaid as of the termination date;

ii)                                      a) all costs and expenses incurred by Landlord in recovering possession of the Premises, including removal and storage of Tenant’s property, improvements and alterations therefrom,

b)  the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, or, in lieu thereof, the costs and expenses of remodeling or altering the Premises or any part for reletting the same,

c)  the costs of reletting (exclusive of those covered by the foregoing b) including brokerage fees and reasonable counsel fees, and

d)  general overhead and advertising expenses not in excess of one percent (1%) of the total Base Rent otherwise to be paid by Tenant over the remainder of the Term, for each month or part thereof between the date of termination and the reletting of the entire Premises; AND

iii)                                   all Base Rent and other charges (including Additional Rent when the same can be determined) otherwise payable by Tenant over the remainder of the Term:

—LESS—

iv)                                  all rent, including Additional Rent to the extent that the same would have been payable by Tenant, as Landlord may receive from other tenant(s) by reason of the leasing of the Premises or part thereof during or attributable to any period falling within the otherwise remainder of the Term.

The damage sums payable by Tenant under the preceding

provisions of this subsection 23.B. shall be payable on demand from time to time as the amounts are determined; and if from Landlord’s subsequent receipt of rent as aforesaid from reletting, there be any excess payment(s) by Tenant by reason of the crediting of such rent thereafter received, the excess payment(s) shall be refunded by Landlord to Tenant, without interest.

Any sums payable by Tenant hereunder which are not paid within ten (10) days after the same shall be due shall bear interest from that day until paid at the rate of two percent (2%) over the then “prime rate” being charged by Harleysville National Bank & Trust Company for ninety (90) day loans to major corporate borrowers (unless such rate be usurious as applied to Tenant, in which case the highest permitted legal rate shall apply).

C.                                     FOR THE PURPOSE OF PROCURING POSSESSION OF THE PREMISES WHEN THE TERM SHALL END BY EXPIRATION OR BY TERMINATION THEREOF ON ACCOUNT OF TENANT’S DEFAULT, TENANT HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO SIGN AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION IN EJECTMENT FOR POSSESSION OF THE PREMISES AND TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE SAME, WITHOUT ANY STAY OF EXECUTION, FOR WHICH THIS LEASE, OR A COPY THEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY BE ISSUED FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER.  TENANT HEREBY RELEASES LANDLORD FROM ALL ERRORS AND DEFECTS WHATSOEVER IN ENTERING SUCH ACTION AND JUDGMENT AND IN CAUSING SUCH WRIT OR WRITS TO BE ISSUED, AND HEREBY AGREES THAT NO WRIT OF ERROR, APPEAL, PETITION TO OPEN OR STRIKE OFF JUDGMENT, OR OTHER OBJECTION SHALL BE FILED OR MADE WITH RESPECT THERETO.  IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE DISCONTINUED OR POSSESSION OF THE PREMISES SHALL REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT FOR THE SAME DEFAULT OR ANY SUBSEQUENT DEFAULT TO BRING ONE OR MORE FURTHER ACTIONS AS ABOVE PROVIDED TO RECOVER POSSESSION OF THE PREMISES.

D.                                    TENANT, BEING FULLY AWARE OF THE RIGHT TO NOTICE AND A HEARING CONCERNING THE VALIDITY OF ANY AND ALL CLAIMS THAT MAY BE ASSERTED AGAINST TENANT BY LANDLORD BEFORE A JUDGMENT

CAN BE ENTERED HEREUNDER OR BEFORE EXECUTION MAY BE LEVIED ON SUCH JUDGMENT, HEREBY WAIVES THESE RIGHTS AND AGREES AND CONSENTS TO JUDGMENT BEING ENTERED BY CONFESSION IN ACCORDANCE WITH THE TERMS HEREOF AND EXECUTION BEING LEVIED ON SUCH JUDGMENT, IN EACH CASE WITHOUT FIRST BEING GIVEN NOTICE AND THE OPPORTUNITY TO BE HEARD ON THE VALIDITY OF THE CLAIM OR CLAIMS UPON WHICH SUCH JUDGMENT IS ENTERED.

E.             No act or forbearance by Landlord shall be deemed a waiver or election of any right or remedy by Landlord with respect to Tenant’s obligations hereunder, unless and to the extent that Landlord shall execute and deliver to Tenant a written instrument to such effect, and any such written waiver by Landlord shall not constitute a waiver or relinquishment for the future of any obligation of Tenant.  Landlord’s acceptance of any payment from Tenant (regardless of any endorsement on any check or any writing accompanying such payment) may be applied by Landlord to Tenant’s obligations then due hereunder, in any priority as Landlord may elect, and such acceptance by Landlord shall not operate as an accord and satisfaction or constitute a waiver of any right or remedy of Landlord with regard to Tenant’s obligations hereunder.

24.           Quiet Enjoyment.  Landlord covenants and agrees with Tenant that upon Tenant’s paying rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peacefully and quietly enjoy the Premises free from any interference by Landlord or anybody claiming rights by, through or under Landlord.

25.           Assignment and Subletting.  Tenant shall not assign, pledge, mortgage or otherwise transfer or encumber this Lease, nor sublet all or any part of the Premises or permit the same to be occupied or used by anyone other than Tenant or its employees or any subsidiary, parent or affiliated company of Tenant without Landlord’s prior written approval, which Landlord agrees not unreasonably to withhold.  It will not be unreasonable for Landlord to withhold consent if the reputation, financial responsibility, or business of a proposed assignee or subtenant is unsatisfactory to Landlord.

Tenant’s request for approval shall be in writing and contain the name, address and description of the business of the proposed assignee or subtenant, its most recent financial statement and other evidence of financial responsibility, its intended use of the Premises, and the terms and conditions of the proposed assignment or subletting.

Within fifteen (15) days from receipt of such request, Landlord shall either:

A.            grant or refuse consent; or

B.            elect to require Tenant

i)              to execute an assignment or lease or sublease of Tenant’s interest hereunder to Landlord or its designee upon the same terms and conditions as are contained herein, together with an assignment of Tenant’s interest as sublessor in any such proposed sublease, or

ii)             Deleted.

Each assignee or sublessee of Tenant’s interest hereunder shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for all payments and for the due performance of all terms, covenants, conditions and provisions herein contained on Tenant’s part to be observed and performed.  No assignment shall be binding upon Landlord unless the assignee shall deliver to Landlord an instrument in recordable form containing a covenant or assumption by the assignee, but the failure or refusal of an assignee to execute the same shall not release assignee from its liability as set forth herein.

Any assignment or subletting shall terminate any right in Tenant (as may otherwise be provided for herein) to renew or extend the Term of this Lease or any right of expansion to new or additional space, and shall likewise terminate and render void and of no effect any prior exercise of any of the rights enumerated above (except and only to the extent that a renewal term is then in effect).

Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant of the provisions of this Section 25 or a release of Tenant from the full performance by Tenant of any of the terms, covenants, provisions or conditions in this Lease contained.

26.           Subordination.  This Lease is and shall be subject and subordinate at all times to all mortgages and other encumbrances now or hereafter placed upon the Premises without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination.  Tenant shall from time to time execute and deliver within ten (10) days following the request of Landlord or Landlord’s mortgagee, grantee or lessor, recordable instruments evidencing such subordination and Tenant’s agreement to attorn to the holder of such prior right.  Notwithstanding the foregoing, any mortgagee may, at any time, subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, whereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates.

Landlord agrees to use reasonable efforts to obtain a non-disturbance agreement from the holder of any mortgage or other encumbrance now or hereafter placed upon the Premises.  Tenant acknowledges that any such agreement will be prepared on the lender’s standard form, may require Tenant to confirm the subordination of this Lease and may require Tenant to agree to attorn to the holder of such mortgage or other encumbrance.  In the event Landlord is unable to obtain a non-disturbance agreement despite using reasonable efforts, such failure shall not affect the effectiveness of this Lease or diminish in any way Tenant’s obligations hereunder.

27.           Tenant’s Certificates.  Tenant shall, from time to time, within fifteen (15) days after Landlord’s request, execute and deliver to Landlord a recordable written instrument(s) certifying that this Lease is unmodified and in full effect (or if there have been modifications, that it is in effect as modified), and the dates to which rental charges have been prepaid by Tenant, if any, and whether or not Landlord is in default of any of its obligations hereunder.  Tenant agrees that such statement may be relied upon by any mortgagee, purchaser or assignee of Landlord’s interest in this Lease or the Premises.

28.           Acceptance; Surrender.  By entry and possession of the Premises, Tenant hereby acknowledges that Tenant has examined the Premises and accepts the same as being in the condition called for by this Lease.  Tenant shall, at the end of the Term, promptly surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear and damage by fire or other insured casualty.

29.           Option to Renew.  Tenant shall have one (1) option to extend this Agreement of Lease for an additional period of five (5) years, at Tenant’s option, following the conclusion of the original Term hereof, provided that Tenant is not in default either at the time Tenant exercises the option or at the conclusion of the original Term.  Tenant may exercise such option by providing Landlord with written notice of its intention to exercise its option to renew not less than six (6) months prior to the expiration of the original Term, and thereupon this Agreement of Lease shall be extended for the additional term.  The terms, covenants and conditions set forth herein shall continue to govern the relationship between Landlord and Tenant during any extended period and the annual Base Rent payable during such renewal term shall be the then fair market rental for leases in the Building.  In no event, however, shall the annual Base Rent payable during the renewal term be less than the annual Base Rent payable during the last Lease Year of the original Term.

30.           Notices.  All notices, requests and consents herein required or permitted from either party to the other shall be in writing and shall be sent by personal delivery, nationally-recognized courier guaranteeing overnight delivery, facsimile (with receipt confirmed), e-mail with evidence of receipt and delivery of a copy of the notice by first class mail, or by mailing the same by registered or certified mail, postage prepaid, return receipt requested, addressed to Landlord at its address aforesaid, with a copy to any mortgagee designated by Landlord, or, as the case may be, addressed to Tenant at its address aforesaid, or to such other address as the party to receive same may designate by notice to the other.  All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes on the date of personal delivery, upon confirmation of receipt of facsimile, on the day after the date of deposit with a courier guaranteeing overnight delivery, or if deposited in the United States mail, the date when the notice is either received or rejected by the addressee.

31.           Broker.  Tenant represents and warrants to Landlord that all of Tenant’s dealings in regard to the Premises have been solely with Landlord, Skyline Commercial Real Estate and The Windsor Realty Group and that no other broker, agent or party has shown the Premises to Tenant or negotiated with Tenant in regard thereto.

32.           Definition of Parties.  The word “Landlord” is used herein to include the Landlord named above and any subsequent person who succeeds to the rights of Landlord herein, each of whom shall have the same rights and remedies as he would have had had he originally signed this Lease as Landlord, but neither Landlord nor any such person shall have any liability hereunder after he ceases to hold a fee or leasehold interest in the Premises, except for obligations which may have theretofore accrued; and in all events, Tenant shall look solely to the Premises and rent derived therefrom for enforcement of any obligation hereunder or by law assumed or enforceable against Landlord or such other person.  The word “Tenant” is used herein to include the party named above as Tenant as well as its or their respective heirs, personal representatives, successors and assigns, each of whom shall be under the same obligations, liabilities and disabilities and have only such rights, privileges and powers as he would have possessed had he originally signed this Lease as Tenant.

33.           Entire Agreement; Interpretation.  This Lease constitutes the entire agreement between the parties hereto with respect to the Premises and there are no other agreements or understandings.  This Lease shall not be modified except by written instrument executed by both parties.  The captions used herein are for convenience only, and are not part of the Lease.  This Lease shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

34.           Waiver of Jury Trial.  LANDLORD AND TENANT EACH HEREBY WAIVE ANY AND ALL RIGHTS EITHER MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST ANY OF THE PARTIES TO THIS LEASE WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO UNDER THIS LEASE.

IN WITNESS WHEREOF, the parties hereto have executed this Lease, under seal, as of the day and year first above written.

450 SENTRY PARKWAY ASSOCIATES a Pennsylvania limited partnership BY: AK Real Estate Corp.
		General Partner		LANDLORD

WITNESS:	/s/ R. Scott Pierson		BY:	/s/ James Kilduff
President

(CORPORATE SEAL)		VIRAL GENOMIX, INC.
		VGX PHARMACEUTICALS		TENANT

ATTEST:	/s/ Ernest E. Shin	BY:	/s/ J. Joseph Kim

ADDENDUM CONFIRMING LEASE TERM

THIS ADDENDUM dated as of the 16th day of June, 2005, by and between 450 Sentry Parkway Associates (“Landlord”) and Viral Genomix, Inc. d/b/a VGX Pharmaceuticals (“Tenant”).

WITNESSETH THAT:

Landlord and Tenant entered into an Agreement of Lease dated January 21, 2005 (the “Lease”), for premises in the building located at 450 Sentry Parkway, Blue Bell, Whitpain Township, Montgomery County, Pennsylvania (the “Premises”).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

The Term of the Lease commenced on May 1, 2005 and shall expire on April 30, 2010.

Tenant’s obligation to pay Base Rent pursuant to Section 6 of the Lease  commenced on May 1, 2005.

Landlord has completed all improvements to the Premises as required pursuant to Section 3 of the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed the day and year first above written.

450 Sentry Parkway Associates	Landlord
By: AK Real Estate Corp., General Partner

BY:	/s/ James A. Kilduff
James A. Kilduff, President

Viral Genomix, Inc.
d/b/a VGX Pharmaceuticals	Tenant

BY:	/s/ Ernest Shin